Exhibit 3.2.55

ARTICLES OF INCORPORATION

OF CRC HEALTH OREGON, INC.

ARTICLE 1. NAME

The name of the corporation is CRC Health Oregon, Inc.

ARTICLE 2. DURATION

The period of the corporation’s duration shall be perpetual.

ARTICLE 3. PURPOSES AND POWERS

The purpose for which the corporation is organized is to engage in any business, trade or activity, which may lawfully be conducted by a corporation organized under the Oregon Business Corporation Act.

The corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the corporation.

ARTICLE 4. SHARES

The corporation is authorized to issue a total of 1,000 shares of common stock. Holders of common stock are entitled to one vote per share on any matter submitted to the stockholders.

ARTICLE 5. SHAREHOLDER ACTION WITHOUT A MEETING

Action required or permitted by the Oregon Business Corporation Act or these Articles to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action where present and voted.

ARTICLE 6. LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for any monetary damages for conduct as a director. Any amendment to or repeal of this Article or amendment to the Oregon Business Corporation act shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 7. INDEMNIFICATION

To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any current or former director of the corporation who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director of the corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an officer, employee or agent of the corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974) with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the conduct of the person was in good faith, the person reasonably believed the person’s conduct was in the best interests of, or at least not opposed to the best interests of, the corporation, and, in case of a criminal proceeding, the person had no cause to believe the individual’s conduct was unlawful, and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the corporation’s obligation to indemnify any current or former director shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given tot he person. This Article shall not be deemed exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, by law, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article, “corporation” shall mean the corporation incorporated hereunder and any successor corporation thereof.

ARTICLE 8. REGISTERED OFFICE

The name and street address and the mailing address of the initial registered office of the Corporation is: National Registered Agents, Inc., 3533 Fairview Industrial Drive, SE, Salem, OR 97302.

ARTICLE 9. ADDRESS FOR MAILING

The mailing address for the Corporation for notices is 20400 Stevens Creek Blvd., 6th Floor, Cupertino, CA 95014.

ARTICLE 10. INCORPORATOR

The name and address of the incorporator is William R. Pierznik, Alto Law Group, 1255 N.W. Ninth Ave., Suite 107, Portland, OR 97209.

/s/ WILLIAM R. PIERZNIK
William R. Pierznik